INTERNATIONAL AUTOMATED SYSTEMS, INC.
(A DEVELOPMENT STAGE COMPANY)
INDEPENDENT AUDITORS' REPORT
AND
FINANCIAL STATEMENTS
June 30, 1995
INTERNATIONAL AUTOMATED SYSTEMS, INC.
(A Development Stage Company)
TABLE OF CONTENTS



                                   Page

       Report of Independent Auditors

                 1

       Balance Sheet - June 30, 1995

                  2

       Statements of Operations for the Years Ended
        June 30, 1995 and 1994 and for the Period From
        September 26, 1986 (Date of Inception) Through
         June 30, 1995

                            3

       Statements of Stockholders' Deficit for the Period
         From September 26, 1986 (Date of Inception)
         Through June 30, 1993, and for the Years Ended
        June 30, 1994 and 1995

                     4

       Statements of Cash Flows for the Years Ended June 30,
        1995 and 1994 and for the Period From September 26,
        1986 (Date of Inception) Through June 30, 1995

     5

       Notes to the Financial Statements

                6
HANSEN, BARNETT & MAXWELL
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS

 (801) 532-2200
Member of AICPA Division of Firms       Fax (801) 532-7944
Member of SECPS       345 East 300 South, Suite 200
Member of Summit International Associates       Salt Lake City, Utah
84111-2693



       REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders
International Automated Systems, Inc.

We have audited the accompanying balance sheet of International Automated Systems, Inc. (a development stage company) as of June 30, 1995, and the related statements of operations, stockholders' deficit, and cash flows for the years ended June 30, 1995 and 1994, and for the period September 26, 1986 (date of inception) through June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Company from September 26, 1986 through June 30, 1990 were audited by other auditors whose reports, dated October 21, 1988 and April 30, 1991 , were qualified subject to the effects of such adjustments, if any, as might have been required had the outcome of the uncertainties referred to in Note 1 been known. Our opinion, in so far as it relates to the period from September 26, 1986 through June 30, 1990, is based solely on the reports of the other auditors.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provides a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of International Automated Systems, Inc. as of June 30, 1995, and the results of its operations and its cash flows for the years ended June 30, 1995 and 1994, and for the period September 26, 1986 through June 30, 1995, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage enterprise engaged in developing technology related to production of electronic security and communication equipment. As discussed in Note 1 to the financial statements, the Company's operating losses since inception and the deficit accumulated during the development stage raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



HANSEN, BARNETT & MAXWELL
Salt Lake City, Utah
June 6, 1996
INTERNATIONAL AUTOMATED SYSTEMS, INC.
(A Development Stage Company)
BALANCE SHEET
JUNE 30, 1995

ASSETS
Current Assets
       Cash
                         $       10,049
       Total Current Assets
                          10,049

Property and Equipment
       Computer and electronic equipment
                 51,302
       Furniture and fixtures
                              3,591
       Automobiles
                              21,657

Total Property and Equipment
                    76,550

       Accumulated depreciation
                     (18,373)
                     Net Property and Equipment
                    58,177

Other Assets
       Rights to technology
                          31,416
       Accumulated amortization
                    (13,177)
Other Assets, Net
                           18,239

Total Assets
                      $       86,465

                                  LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
       Accounts payable
                   $       8,482
       Deferred revenue
                             8,000
       Note payable to related parties
                    134,029
       Current portion of long-term debt
                     3,453
       Total Current Liabilities
                        153,964

 Notes Payable
                            14,013
 Total Liabilities
                            167,977

Stockholders' Deficit
          Preferred stock, Class A, no par value,
          5,000,000 shares authorized, no shares
          issued or outstanding
                                           -
         Common stock, no par value, 45,000,000 shares
          authorized, 9,013,456 shares issued and outstanding
      372,599
       Deficit accumulated during the development stage
     (450,786)
       Less: Treasury stock, 6,856 shares, at cost
               (3,325)
                     Total Stockholders' Deficit
                     (81,512)

 Total Liabilities and Stockholders' Deficit
        $       86,465


The accompanying notes are an integral part of these financial statements.
 INTERNATIONAL AUTOMATED SYSTEMS, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS




                                                 Cumulative

                                            For the Period

                                              September 26,
                                                                     For
the Years Ended                       1986 (Inception)

June 30,                                        Through

1995               1994                       June 30, 1995


Income
       Equipment lease income                           $6,000
    $6,000                    $       12,000

                         Total Income                           6,000
              6,000                             12,000

       Expenses
       General and administrative expense         165,078
17,612                             235,457
       Research and development expense           39,430
2,068                             198,443
      Amortization expense                                   1,848
        1,848                              15,057

                    Total Expenses                           206,356
         21,528                           448,957

       Other Income and Expense
       Interest income
- - - - -                       -                               1,912
       Interest expense                                            (866)
                   -                              (15,741)

                     Net Other Income and Expense      (866)
        -                             (13,829)

       Net Loss                                        $       (201,222)
  $      (15,528)                  $    (450,786)

       Net Loss per Common Share         $            (0.02)      $
(0.00)                         $          (0.06)

       Weighted Average Shares Outstanding  8,955,093          8,754,938
                       7,039,604

The accompanying notes are an integral part of these financial statements.
INTERNATIONAL AUTOMATED SYSTEMS, INC.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS' DEFICIT



                      Deficit

              Accumulated                Treasury Stock

                        During              Number
                                                          Common Stock
   Development              of
                                                      Shares
Amount           Stage              Shares   Amount

Balance - September 26, 1986   -                       $       -
$  -                      -          $       -

Stock issued for cash
 September 1986  -$0.02 per share  5,100,000         11,546
          -                          -
 September 1988 (Net $38,702 of
 offering costs) - $.32 per share           213,065        67,964
 December 1988 (Net $6,059 of
 offering costs) - $.32 per share              33,358       10,641
 March 1989 (Net $4,944 of
 offering costs) - $.32 per share              27,216         8,681
 June 1989 (Net $6,804 of offering
 costs) $.32 per share                              37,461       11,950


Stock issued for services
September 1986 - $.002 per share         300,000           679
June 1989 - $.32 per share                        5,000         1,595
April 1991 - $.10 per share                    300,000      30,000


Stock issued to satisfy related party liabilities
June 1991 - $.03 per share                      2,700,000   78,101


Purchase of treasury stock
December 1991 - $.49 per share
                             (5,000)     (2,425)
December 1992 - $.49 per share
                             (1,856)        (900)

Net loss for the period from September 26,
1986 through June 30, 1993
           (234,036)

Balance - June 30, 1993                         8,716,100   221,157
   (234,036)    (6,856)     (3,325)

Stock issued for cash
January 1994 - $.40 per share                     59,856    23,942

May 1994 - $.20 per share                        137,500    27,500


Net loss
                           (15,528)
Balance - June 30, 1994                            8,913,456   272,599
     (249,564) (6,856)   (3,325)

Stock issued for services
January 1995 - $1.00 per share                 100,000      100,000

Net Loss
                         (201,222)

Balance - June 30, 1995                          9,013,456      372,599
       450,786 (6,856)     (3,325)

The accompanying notes are an integral part of these financial statements.
INTERNATIONAL AUTOMATED SYSTEMS, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS




                                                         Cumulative

                                                    For the Period

                                                     September 26,

   For the Years Ended               1986 (Inception)

                        June 30,                         Through

    1995                  1994                 June 30, 1995

Cash Flows From Operating Activities
       Net loss                                                  $
(201,222)       $       (15,528)       $       (450,786)
       Adjustments to reconcile net income to
          net cash provided by operating activities:
              Amortization
1,848                     1,848                    15,057
              Depreciation
7,452                     3,773                    18,373
              Stock based compensation                     100,000
                -                      132,274
       Change in assets and liabilities:
              Accounts payable
482                     8,000                      8,482
              Deferred revenue
(6,0000)             14,000                      8,000
              Accrued liabilities
                          (4,428)                            -


               Net Cash Provided (Used) By
                 Operating Activities
(97,440)                    7,665              (268,600)

       Cash Flows From Investing Activities
       Purchase of property and equipment               (20,446)
     (17,223)                 (57,193)
       Purchase of rights to technology                             -
                      -                     (31,416)
       Organization costs
                                  -                  (1,880)

             Net Cash Used By Investing Activities     (20,446)
      (17,223)                (90,489)

       Cash Flows From Financing Activities
       Proceeds from issuance of common stock                  -
           51,442                218,733
       Payments for treasury stock
- - - - -                            -                  (3,325)
       Payments for deferred offering costs                          -
                         -                (56,509)
       Proceeds from net borrowings from related  98,6888
   (10,836)                212,130
       party
       Payments on note payable                                 (1,891)
                        -                  (1,891)

             Net Cash Provided By Financing
                 Activities
  96,797                      40,606             369,138

       Net Increase (Decrease) In Cash                    (21,089)
         31,048                  10,049

       Cash and Cash Equivalents at
       Beginning of Period
31,138                         90                           -

       Cash and Cash Equivalents at End of Period  $10,049
$    31,138         $       10,049

The accompanying notes are an integral part of these financial statements.
INTERNATIONAL AUTOMATED SYSTEMS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 1995 and 1994
NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
PRINCIPLES
              Organization International Automated Systems, Inc. (the "Company") was incorporated in the State of Utah on September 26, 1986. The principals of the Company have been involved in the research and development of the "Self-Check System" for the past nine years. The Company is deemed to be in a development stage and its activities to date, consist of obtaining the rights to certain technology involved with an automated self check-out system for retail stores, developing other electronic security and communication equipment and developing a business plan.
              Basis of Presentation The accompanying financial statements have ben prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the years ended June 30, 1995 and 1994, the Company incurred net losses of $201,222 and $15,528, respectively, and as of June 30, 1995, the Company's losses accumulated from inception totaled $450,786. These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain successful operations. Subsequent to June 30, 1995, the Company raised approximately $706,000 in a private placement of its common stock. Management is in the process of negotiating various sales agreements and is hopeful these sales will generate sufficient cash flow for the Company to continue as a going concern.

              Rights to Technology Rights to technology are carried at cost and are being amortized on a straight-line basis over a 17-year life.
              Property and Equipment Property and equipment are recorded at cost and are depreciated using the straight-line method based on the expected useful lives of the assets which range from five to seven years. Depreciation expense for the years ended June 30, 1995 and 1994 was $7,452 and $3,773, respectively.

              Loss Per Share The company computes loss per share based upon the weighted average number of common shares outstanding during the period.
              Statements of Cash Flows For purposes of the statements of cash flows, the Company considers highly-liquid investments purchased with a maturity of three months or less to be cash equivalents.
       NOTE 1--(CONTINUED)

              Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       NOTE 2--RELATED PARTY TRANSACTIONS

       During the years ended June 30, 1995 and 1994, the Company received short-term cash advances from a shareholder that resulted in a balance at June 30, 1995 of $134,029. These short-term borrowings are non-interest bearing and are due upon demand.

       During the years ended June 30, 1995 and 1994, the Company leased electronic equipment to a majority shareholder for use in his store on a test basis. At June 30, 1995, $8,000 had been prepaid under the lease agreement and will be recognized over the remaining 14 months of the lease.

       NOTE 3--RIGHTS TO TECHNOLOGY

       The asset rights to technology represents the costs related to legal fees incurred in transferring the rights from the two stockholders who developed the technology and the cost of obtaining patents in the United States and other countries. The rights to technology includes the use of the prototype, the technology, and certain test equipment. Costs incurred by the stockholders to develop the technology were recognized as expense when incurred and were not recorded by the Company when the technology was transferred.

       NOTE 4--NOTE PAYABLE

       At June 30, 1995 the Company had a note payable to a bank, secured by a vehicle with monthly payments of $394, including interest at 8%, through November 1999 in the amount of $17,466.

       Annual maturities of this note payable for the next five years are as follows:

                     Year Ending June 30,              Amount
                     1996                                    $
3,453
                     1997
3,739
                     1998
4,050
                     1999
4,386
                     2000
1,838

                                                                $
17,466

NOTE 5--INCOME TAXES

       Effective July 1, 1993, the Company adopted Statement of Financial mAccounting Standards No. 109, Accounting for Income Taxes. The adoption of the new accounting standard had no effect on prior periods. Statement No. 109 requires the recognition of a liability or asset, net of valuation allowance for the deferred tax consequences of temporary differences and operating loss carryforwards.

       The Company did not have a current or deferred provision for income taxes for the years ended June 30, 1995 and 1994. The following presents the components of the net deferred tax asset at June 30, 1995:
                           Benefit of operating loss carryforwards
            $       140,169                              Total deferred
tax assets                                                    140,169

                     Less: Valuation Allowance
                   (140,169)

                     Net Deferred Tax Asset
                      $       -

       The valuation allowance increased $68,415 and $5,280 during the years ended June 30, 1995 and 1994, respectively. The Company has net operating loss carryforwards of $412,263 that expire, if unused, in years 2002 through 2011.

       The following is a reconciliation of the income tax benefit computed at the federal statutory tax rate with the provision for income taxes for the years ended June 30, 1995 and 1994:




                                      June 30,

                               1995                      1994
              Income tax benefit at statutory rate (34%)               $
   (140,169)       $       (71,754)
              Current operating loss not recognized
         68,415                     5,280
              Prior years' operating losses not recognized
       71,754                   66,474

              Provision for Income Taxes
       $       -                 $       -


       NOTE 6--RESEARCH AND DEVELOPMENT EXPENSE

       Research and development has been the principal function of the Company. Expenses in the accompanying financial statements include certain costs which are directly associated with the Company's research and development. These costs, which consist primarily of fees paid to individuals, materials and supplies amounted to $39,430 and $2,068 for the fiscal years ended June 30, 1995 and 1994.


       NOTE 7--OPERATING LEASES

       The Company occupies facilities under a lease agreement on a month-to-month basis.

       Rental expense relating to this operating lease was $11,060 and $429 for the years ended June 30, 1995 and 1994, respectively. The Company also operates an office out of the majority shareholder's home at no cost to the Company.


NOTE 8--SUPPLEMENTAL CASH FLOW INFORMATION

       During the year ended June 30, 1995, the Company purchased an automobile with a note for
$19,357. The Company also issued 100,000 shares of common stock valued at $1.00 per share for management and consulting services.

       Since inception, the Company has issued 705,000 shares of common stock valued at an average of $0.19 per share for services.

       During June of 1991, the Company issued 2,700,000 shares of common stock to satisfy amounts owed to a majority shareholder in the amount of $78,101.